UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2009

Woodward Governor Company
 (Exact name of registrant as specified in its charter)

Delaware	0-8408	36-1984010
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 E. Drake Road, Fort Collins, Colorado	80525
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (970) 482-5811

Not applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Acquisition of HR Textron

On February 27, 2009, Woodward Governor Company (the “Company”) and Woodward (U.K.) Limited, a wholly owned subsidiary of the Company (the “U.K. Purchaser” and, together with the Company, “Woodward”), entered into a definitive purchase and sale agreement (the “Agreement”) with Textron Inc. (the “U.S. Seller”) and Textron Limited (the “U.K. Seller” and, together with the U.S. Seller, the “Sellers”). Pursuant to the Agreement, (i) the Company agreed to acquire from the U.S. Seller all of the outstanding shares of stock of HR Textron Inc. and (ii) the U.K. Purchaser agreed to acquire from the U.K. Seller substantially all of the assets and certain liabilities related to the U.K. Seller’s HR Textron business. Under the Agreement, Woodward expects to pay approximately $365 million in cash at closing. Woodward also expects to receive future tax benefits related to the acquisition with a net present value of approximately $25 million. The acquisition is anticipated to close in April 2009.

The Agreement contains customary representations, warranties and covenants by Woodward and the Sellers, and is subject to customary closing conditions, including the expiration or earlier termination of the waiting period under the Hart-Scott-Rodino Act. Woodward’s obligation to close this transaction is not conditioned upon its ability to secure financing for the transaction. The parties are obligated, subject to certain limitations, to indemnify each other under the Agreement for breaches of representations and warranties, nonfulfillment or breaches of covenants and agreements, and for certain third-party claims.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

On February 27, 2009, the Company issued a press release, which is incorporated herein by reference to Exhibit 99.1 to the Current Report on Form 8-K filed by the Company on February 27, 2009, announcing the signing of the Agreement.

Financing Commitment Related to Acquisition of HR Textron

On February 27, 2009, in connection with the Agreement, the Company entered into a commitment letter (the “Commitment Letter”), pursuant to which JPMorgan Chase Bank, National Association (“JPMCB”) and Wells Fargo Bank, N.A. (“Wells Fargo”) have committed to provide the financing for the transactions contemplated by the Agreement. Under the Commitment Letter, JPMCB is authorized to act as administrative agent (the “Agent”), J.P. Morgan Securities Inc. is authorized to act as sole lead arranger and sole book runner, and Wells Fargo is authorized to act as syndication agent. The Commitment Letter provides that JPMCB and Wells Fargo will commit to provide an aggregate principal amount of $175 million under a 364-day term loan credit facility (the “Bridge Facility”), with JPMCB committed to make loans to the Company in an amount equal to $135 million and Wells Fargo committed to make loans to the Company in an amount equal to $40 million.

The commitment is subject to various conditions, including, without limitation, no material adverse change having occurred in the financial conditions or operations of the Company and its subsidiaries; no Material Adverse Effect (as defined in the Agreement) having occurred; the negotiation of definitive documentation with respect to the Bridge Facility satisfactory to the Agent and the lenders party thereto; and other customary closing conditions.

The foregoing description of the Commitment Letter and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the complete terms and conditions of the definitive documentation to be negotiated and executed in connection therewith, which will be filed with the Company’s first periodic report which is due after the definitive documentation is fully executed.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibit is filed as part of this Current Report on Form 8-K.

Exhibit No.	Description
10.1	Purchase and Sale Agreement, dated February 27, 2009, by and among Textron Inc., Textron Limited, Woodward Governor Company and Woodward (U.K.) Limited.*

*	Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Woodward Governor Company

Date: March 4, 2009

By: /s/ A. Christopher Fawzy
Name: A. Christopher Fawzy
Title: Vice President, General Counsel, and Corporate Secretary

Exhibit Index

Exhibit No.	Description
10.1	Purchase and Sale Agreement, dated February 27, 2009, by and among Textron Inc., Textron Limited, Woodward Governor Company and Woodward (U.K.) Limited.*

*	Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.